Exhibit 99.1

NEWS RELEASE

Pacira Pharmaceuticals, Inc. Reports First Quarter 2012 Financial Results

Company Will Host Conference Call Today at 9 a.m. ET

PARSIPPANY, N.J., May 9, 2012 — Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) today announced consolidated financial results for the quarter ended March 31, 2012 and reviewed recent accomplishments, including the commercial launch in the United States of EXPAREL® (bupivacaine liposome injectable suspension) for postsurgical pain and the successful completion of an equity financing.

“The commercial launch of EXPAREL in April is a transformational event for Pacira,” said Dave Stack, president and chief executive officer of Pacira. “Our efforts in the first quarter of the year focused on building a solid foundation for, and gaining physician access to, EXPAREL in preparation for the commercial launch. Now that EXPAREL is commercially available, our team is focused on increasing access, securing formulary approvals and working with our customers to provide a new tool for the management of postsurgical pain.”

Recent Highlights and Upcoming Events:

•                  EXPAREL Launch: On April 9, 2012, EXPAREL became commercially available in the United States. Commercial efforts are supported by a 63-person sales team and a comprehensive, targeted commercial strategy.

•                  Successful Financing: Following the EXPAREL launch, in April 2012 Pacira completed a secondary public offering of common stock that generated net proceeds of approximately $63 million.

•                  Debt Refinancing: On May 3, 2012, Pacira announced the refinancing of $27.5 million in debt under terms that defer the first principal repayment until December 2013 and lock in a lower, fixed interest rate.

•                  Medical Education: A recent publication details data comparing EXPAREL to bupivacaine in hemorrhoidectomy trials. In addition, the first in a series of health outcomes data was presented at the Society for Ambulatory Anesthesia (SAMBA) meeting last week, where costs associated with opioid-related adverse events in total abdominal hysterectomy from a Premier database were highlighted. Further health outcomes data presentations and symposia are scheduled for upcoming medical meetings including: American Society of Colon and Rectal Surgeons (ASCRS), International

Society for Pharmacoeconomics and Outcomes Research (ISPOR), International Anesthesia Research Society (IARS) and Disease Digestive Week (DDW).

•                  Investor Meetings: Pacira management will present at the Bank of America Merrill Lynch Health Care Conference on Thursday, May 17, 2012 at 10:40 a.m. PT in Las Vegas, and at the Jefferies Global Healthcare Conference on Monday, June 4, 2012 at 10:00 a.m. ET in New York City.

First Quarter 2012 Financial Results

•                  Net loss for the quarter ended March 31, 2012 was $11.9 million, or $0.47 per share (based on 25.4 million weighted average shares outstanding). As of May 2, 2012, including the shares issued in the April 2012 secondary public offering of common stock, 32.3 million shares were outstanding.

•                  Total revenues for the quarter ended March 31, 2012 were $7.8 million compared with $3.9 million for the quarter ended March 31, 2011. The increase was primarily due to the recognition of $5.8 million of collaborative licensing and development revenue in connection with the termination by EKR Therapeutics, Inc. of the licensing, distribution and marketing agreement for DepoDur.

•                  Total operating expenses for the quarter ended March 31, 2012 were $18.9 million compared with $11.0 million for the quarter ended March 31, 2011. The increase was primarily driven by increased manufacturing costs in two cGMP facilities operated by Pacira and the cost of the sales force and promotional costs in preparation for the commercial launch of EXPAREL in April 2012.

•                  Pacira ended the first quarter of 2012 with cash and cash equivalents, restricted cash and short-term investments of $54.8 million. Pro forma cash as of March 31, 2012, including approximately $63 million in net cash proceeds from the April 2012 secondary common stock offering, was approximately $118 million. In April 2012, the Company had its first commercial sale of EXPAREL, triggering a $10.0 million contingent payment obligation to SkyePharma PLC.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call at 9 a.m. ET today. The call can be accessed by dialing 1-866-788-0542 (domestic) or 1-857-350-1680 (international) five minutes prior to the start of the call and providing the passcode 72710882. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), and providing the passcode 15078124. The replay of the call will be available for two weeks from the date of the live call.

A live, listen-only webcast of the conference call can also be accessed by visiting the investors section of the Pacira website at investor.pacira.com. A replay of the webcast will be archived on the company’s website for two weeks following the call.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is an emerging specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL® (bupivacaine liposome injectable suspension), was commercially launched in the United States in April 2012. EXPAREL and two other commercially available products utilize the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About EXPAREL®

EXPAREL® (bupivacaine liposome injectable suspension) is indicated for administration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam®, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting in the same fashion as current local anesthetics. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing analgesia with reduced opioid requirements for up to 72 hours. Pivotal studies have demonstrated the safety and efficacy of EXPAREL in patients undergoing bunionectomy or hemorrhoidectomy procedures and additional studies are underway to further demonstrate the safety and efficacy in other procedures. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. EXPAREL has not been studied for use in patients younger than 18 years of age. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. Monitoring of cardiovascular and neurological status, as well as vital signs should be performed during and after injection of EXPAREL as with other local anesthetic products. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. In clinical trials, the most common adverse reactions (incidence greater than or equal to 10 percent) following EXPAREL administration were nausea, constipation and vomiting.

Please see the full Prescribing Information for more details available at www.EXPAREL.com.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our plans to manufacture and commercialize EXPAREL and the success of our commercialization of EXPAREL, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our commercialization and marketing capabilities; and other factors discussed in the “Risk Factors”of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Company Contact:

Pacira Pharmaceuticals, Inc.

James S. Scibetta, (973) 254-3570

Media Contact:

Pure Communications, Inc.

Dan Budwick, (973) 271-6085

(Tables Follow)

Pacira Pharmaceuticals, Inc.

Consolidated Statement of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months
	Ended March 31,
	2012	2011

Revenues:
Supply and royalty revenue	$1,314	$2,653
Collaborative licensing and development revenue	6,490	1,210
Total revenues	7,804	3,863
Operating expenses:
Cost of revenues	6,495	3,667
Research and development	1,294	3,795
Selling, general and administrative	11,152	3,523
Total operating expenses	18,941	10,985
Loss from operations	(11,137)	(7,122)
Other (expense) income:
Interest income	63	29
Interest expense	(514)	(2,481)
Royalty interest obligation	(282)	(311)
Other, net	(24)	110
Total other expense, net	(757)	(2,653)
Net loss	$(11,894)	$(9,775)

Basic and diluted net loss per common share	$(0.47)	$(0.98)
Weighted average common shares outstanding - basic and diluted	25,367,306	10,014,042

Pacira Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	March 31,	December 31,
	2012	2011
Assets
Cash and cash equivalents and short-term investments	$54,830	$76,153
Restricted cash	—	1,299
Other current assets	7,434	5,197
Fixed assets, net	26,492	25,103
Intangibles and other assets, net	5,508	5,738
Total assets	$94,264	$113,490

Liabilities and stockholders’ equity
Current liabilities	$19,158	$31,911
Long-term debt and royalty interest obligation	25,074	20,074
Other long-term liabilities	12,790	13,236
Stockholders’ equity	37,242	48,269
Total liabilities and stockholders’ equity	$94,264	$113,490

###